Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three and Six Months Ended February 29, 2024

DENVER, CO / ACCESSWIRE / April 10, 2024 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three and six months ended February 29, 2024. Pure Cycle posted its nineteenth consecutive fiscal quarter with positive net income. Pure Cycle continues to develop its Sky Ranch Master Planned Community, and as of February 29, 2024, we are actively working on Phase 2A, 2B and 2C.  Phase 2B will be ready for builders to start construction in fiscal Q3 2024 and continue into Phase 2C once Phase 2B is built out. We also recognized a 25% increase in water and wastewater revenue for the three months ended February 29, 2024, and a 127% increase in water and wastewater revenue for the six months ended compared to 2023, due to an increase in water sales to oil and gas customers.

Q2 and YTD 2024 Highlights

➢	Revenues for the three and six months ended February 29, 2024 of $3.2 million and $8.6 million, which drove pre-tax income of $0.2 million and $3.0 million;
➢	Net income for the three and six months ended February 29, 2024 of $0.1 million and $2.2 million;
➢	EBITDA for the three and six months ended February 29, 2024 of $0.8 million and $4.2 million (see table below for reconciliation of net income to EBITDA);
➢	Cash totaled $20.4 million at February 29, 2024;
➢	For the three and six months ended February 29, 2024, we delivered 404 and 1,028 acre-feet of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended		Six Months Ended
(In thousands)	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Net Income	$118	$189	$2,183	$348
Add back:
Interest expense, net	111	47	219	97
Taxes	41	90	778	220
Depreciation / amortization	508	583	1,018	1,076
EBITDA	$778	$909	$4,198	$1,741

Fully diluted earnings per share	$—	$0.01	$0.09	$0.01

“Due to the continued success of our Sky Ranch Master Planned community, we have three phases of lot development now under construction accelerating the timing of delivering our lots to our home builder customers as well as lots for our single-family rental segment.  As we complete final landscaping in Phase 2A, lot production through our seasonally slow winter months will see accelerated deliveries in the remaining half of our fiscal year with completion of approximately 211 lots in Phase 2B and substantial progress on our overlapping production of 228 lots in Phase 2C” commented Mark Harding, CEO of Pure Cycle. “Also contributing was a record 2024 YTD water sales to oil and gas customers with a continued strong outlook for the second half of 2024,” continued Mr. Harding.

Q2 and YTD 2024 Financial Summary

Revenue

For the three months ended February 29, 2024, and February 28, 2023, we reported total revenues of $3.2 million and $3.0 million with $1.8 million and $1.5 million being generated in our water and wastewater resource development segment, $1.3 million and $1.5 million generated by our land development segment, and $0.1 million and less than $0.1 million reported in our single-family rental business.

For the six months ended February 29, 2024, and February 28, 2023, we reported total revenues of $8.6 million and $4.3 million with $5.1 million and $2.2 million being generated in our water and wastewater resource development segment, $3.3 million and $2.0 million generated by our land development segment, and $0.2 million and less than $0.1 million reported in our single-family rental business.

For the three months ended February 29, 2024, and February 28, 2023, we sold 0 and 35 water or water and wastewater taps for $0 and $1.0 million. For the six months ended February 29, 2024, and February 28, 2023, we sold 15 and 39 water or water and wastewater taps for $0.6 million and $1.1 million. We have sold 723 water and wastewater taps at Sky Ranch in Phases 1 and 2A. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will exceed $20.0 million in additional water and wastewater tap fee revenue and cash over the next 3-5 years.

As of February 29, 2024, the first development phase (509 lots) is complete and the second development phase (874 lots) is being developed in four subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots) and Phase 2D (206 lots). As of February 29, 2024, Phase 2A is approximately 96% complete and Phase 2B is approximately 52% complete. Phase 2A is substantially completed with some landscaping items remaining, and Phase 2B is expected to be complete by the end of Pure Cycle’s fiscal 2024. Phase 2C construction has begun but has not met revenue recognition criteria as of February 29, 2024.

As of February 29, 2024, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes forecasted for construction in Phase 2B.  As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 93 homes in Phase 2 with the ability to add more than 200 homes as Sky Ranch builds out.

“Our land development schedule is lining up to allow for continuous lot deliveries in the second half of 2024 and into fiscal 2025,” commented Marc Spezialy, CFO of Pure Cycle. “We are currently developing on three Phases within our Sky Ranch Master Planned Community, due to continued strong demand. We are also excited to begin construction on our next phase of single-family rentals which will more than double the number of units we have to rent once Phase 2B is completed,” concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $19.9 million as of February 29, 2024, with $20.4 million of cash and cash equivalents.

Q2 and YTD 2024 Operational Summary

Water and Wastewater Resource Development

Water deliveries increased for the three months ended February 29, 2024, to 404 acre-feet delivered as compared to 33 acre-feet delivered in Q2 2023, primarily due to increased sales to oil and gas operators and new Sky Ranch customers. Water deliveries increased for the six months ended February 29, 2024, to a record 1,028 acre-feet delivered as compared to 242 acre-feet delivered in same period of 2023. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however, our current expectation is for continued strong demand for oil and gas water sales through 2024. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water and wastewater tap sales decreased in Q2 2024 and YTD 2024 compared to the same period in 2023 due to the timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders.

Land Development

Lot sales revenue decreased slightly in Q2 2024 compared to Q2 2023 due to timing of construction in Sky Ranch for Phase 2B and not reaching a certain milestone in the development of Phase 2C to begin revenue recognition. Because lot sale revenue is recognized as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

Q1 2024 represented our first quarter of rental income for our 14 completed homes. An additional 17 homes are forecasted for construction in Phase 2B in calendar 2024.

Earnings Call Information

Pure Cycle will host a conference call on Thursday April 11, 2024, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on Thursday April 11, 2024

Call in number:                           888-506-0062 (access code: 516964)

International call-in number:      973-528-0011 (access code: 516964)

Replay numbers:                         877-481-4010 | 919-882-2331 (passcode: 50292)

Replay available until:                April 25, 2024 at 8:30AM ET

Event link:                 https://www.webcaster4.com/Webcast/Page/2247/50292

Other Important Information

The table below presents our consolidated results of operations for the three and six months ended February 29, 2024 and February 28, 2023 (unaudited):

	Three Months Ended		Six Months Ended
(In thousands, except share information)	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Revenues:
Metered water usage from:
Municipal customers	$111	$83	$313	$204
Commercial customers	1,481	59	3,613	451
Wastewater treatment fees	87	78	173	141
Water and wastewater tap fees	—	994	581	1,144
Lot sales	1,215	1,391	3,111	1,904
Project management fees	41	123	141	131
Single-family rentals	125	31	234	56
Special facility projects and other	137	240	417	308
Total revenues	3,197	2,999	8,583	4,339

Expenses:
Water service operations	511	402	1,064	881
Wastewater service operations	181	116	340	254
Land development construction costs	81	197	769	340
Project management costs	168	74	247	146
Single-family rental costs	33	19	90	29
Depletion and depreciation	360	461	722	839
Other	86	141	232	247
Total cost of revenues	1,420	1,410	3,464	2,736

General and administrative expenses	1,997	1,707	3,435	3,095
Depreciation	148	122	296	237
Operating (loss) income	(368)	(240)	1,388	(1,729)

Other income (expense):
Interest income - related party	215	263	939	510
Interest income - Investments	286	218	594	446
Oil and gas royalty income, net	53	67	87	183
Oil and gas lease income, net	20	19	38	38
Other, net	64	(1)	134	1,217
Interest expense, net	(111)	(47)	(219)	(97)
Income from operations before income taxes	159	279	2,961	568
Income tax expense	41	90	778	220
Net income	$118	$189	$2,183	$348

Earnings per common share - basic and diluted
Basic	$—	$0.01	$0.09	$0.01
Diluted	$—	$0.01	$0.09	$0.01
Weighted average common shares outstanding:
Basic	24,086,826	24,023,775	24,084,773	24,004,677
Diluted	24,149,195	24,142,300	24,149,524	24,114,089

The following table presents our consolidated financial position as of February 29, 2024 (unaudited) and August 31, 2023 (audited):

(In thousands, except shares)	February 29, 2024	August 31, 2023
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$20,417	$26,012
Short term investments	169	—
Trade accounts receivable, net	1,712	1,092
Land under development	3,441	1,726
Income taxes receivable	—	551
Prepaid expenses and other assets	637	346
Total current assets	26,376	29,727
Restricted cash	2,880	2,475
Investments in water and water systems, net	57,417	57,798
Construction in progress	6,227	5,457
Single-family rental units	5,171	4,490
Land and mineral rights:
Held for development	5,150	4,652
Held for investment purposes	451	451
Other assets	1,036	1,359
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	28,915	24,999
Other	1,410	1,451
Operating leases - right of use assets	193	357
Total assets	$135,226	$133,216

LIABILITIES:
Current liabilities:
Accounts payable	$1,169	$1,960
Accrued liabilities	1,338	1,761
Accrued liabilities – related parties	1,086	1,021
Income taxes payable	176	—
Deferred lot sale revenues	2,605	1,661
Deferred water sales revenues	31	69
Debt, current portion	33	31
Total current liabilities	6,438	6,503
Debt, less current portion	6,868	6,885
Deferred tax liability, net	1,352	1,352
Lease obligations - operating leases, less current portion	124	242
Total liabilities	14,782	14,982
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,088,734 and 24,078,720 outstanding, respectively	80	80
Additional paid-in capital	175,014	174,689
Accumulated deficit	(54,650)	(56,535)
Total shareholders’ equity	120,444	118,234
Total liabilities and shareholders’ equity	$135,226	$133,216

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle; the completion and delivery of our rental units; timing of development at Sky Ranch; future tap sales and revenues; future home sales by our home builder customers; the affordability of our products; the strength of the Sky Ranch market; forecasts about our fiscal 2024 sales of water to oil and gas operators; our sales of lots; and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2023; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation